Exhibit (a)(2)(B)

News Release

BECKMAN COULTER’S BOARD OF DIRECTORS RECOMMENDS

STOCKHOLDERS ACCEPT DANAHER’S

CASH TENDER OFFER

ORANGE COUNTY, Calif., February 15, 2011 — Beckman Coulter, Inc. (NYSE: BEC) announced today that its board of directors unanimously recommends that Beckman Coulter’s stockholders tender their shares to Danaher Corporation (NYSE: DHR) at the previously announced price of $83.50 per share of Beckman Coulter’s common stock.

The transaction is expected to close during the first half of 2011 and is subject to various conditions, including the tender of at least a majority of the outstanding shares, calculated on a fully-diluted basis, of Beckman Coulter’s common stock in the tender offer and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other applicable regulatory approvals. Following completion of the tender offer, Danaher will acquire all remaining shares of Beckman Coulter’s common stock through a second step merger at the same price per share paid in the tender offer (without interest and subject to applicable withholding taxes).

In consultation with its independent financial and legal advisors, Beckman Coulter has filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission. Stockholders of Beckman Coulter are advised to read Beckman Coulter’s Schedule 14D-9 statement because it contains important information. Stockholders may obtain a free copy of the statement at the SEC’s website at www.sec.gov. Stockholders may also obtain, without charge, a copy of the statement from Beckman Coulter by telephone at (714) 961-6320, by mail at Beckman Coulter, Inc., Investor Relations, 250 S. Kraemer Blvd, Brea, California 92822, or by going to Beckman Coulter’s Investor Relations page on its corporate web site at www.beckmancoulter.com.

Goldman, Sachs & Co. is serving as financial advisor, and Latham & Watkins LLP is serving as legal counsel, to Beckman Coulter.

About Beckman Coulter

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 80% of the company’s 2009 revenue of $3.3 billion. For more information, visit www.beckmancoulter.com.

Note on Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document are “forward-looking statements”

including, but not limited to, statements regarding the combined companies’ plans following, and the expected completion of, the proposed acquisition. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements and generally include statements that are predictive in nature and depend upon or refer to future events or conditions. Risks and uncertainties include the ability of Beckman Coulter and Danaher to complete the transactions contemplated in the merger agreement, including the parties’ abilities to satisfy the conditions to the consummation of the proposed acquisition; the possibility of any termination of the merger agreement; the timing of the tender offer and the subsequent merger; uncertainties as to how many of Beckman Coulter’s stockholders will tender their shares of common stock in the tender offer; the possibility that various other conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; other uncertainties pertaining to the business of Beckman Coulter or Danaher; product safety; legislative and regulatory activity and oversight; the continuing global economic uncertainty and other risks detailed in (i) Beckman Coulter’s public filings with the SEC from time to time, including Beckman Coulter’s most recent Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q and its subsequently filed SEC reports, each as filed with the SEC, and (ii) Danaher’s public filings with the SEC from time to time, including Danaher’s most recent Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q and its subsequently filed SEC reports, each as filed with the SEC, in each case, which contains and identifies important factors that could cause actual results to differ materially from those contained in the forward-looking statements. The reader is cautioned not to unduly rely on these forward-looking statements. Beckman Coulter expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Investor Contact for Beckman Coulter:

Cynthia Skoglund

Investor Relations

(714) 961-6320